SUB-ITEM 77Q(1)(e)(3)

AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

for the

BRANDES INTERNATIONAL EQUITY FUND

This Amendment (the “Amendment”) is made and entered into April 16, 2009 among M Financial Investment Advisers, Inc., a Colorado corporation (the “Adviser”) and Brandes Investment Partners, L.P. a California limited partnership (the “Sub-Adviser;” and with the Adviser, the “Parties”).

RECITALS

A. The parties entered into an Investment Sub-Advisory Agreement for the Brandes International Equity Fund dated May 1, 2000 (the “Agreement”).

B. It has come to the attention of the parties that the Agreement contains an error regarding the payment schedule from the Adviser to the Sub-Adviser.

C. The parties desire to amend the Agreement to correct the error.

AGREEMENT

1. Amendment. Section 4 of the Agreement is amended to read in its entirety as follows:

Compensation of the Sub-Adviser.  For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser shall pay to the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefore, a sub-advisory fee at the rates specified in Schedule A, which is attached hereto and made part of this Agreement.  The fee shall be calculated by applying a daily rate, based on the annual percentage rates as specified in Schedule A, to the average daily net assets of the Portfolio and shall be paid to the Sub-Adviser quarterly.  The Sub-Adviser may, in its discretion and from time to time, waive all of a portion of its fee.

3. Other Provisions. The provisions of the Agreement that are not amended or deleted by this Amendment remain unchanged and in full force and effect.

4.	Defined Terms. All capitalized terms used, but not defined in this Amendment, have the definitions given them in the Agreement.

5.            Signatures.  This Amendment may be signed in counterparts.  A fax of portable document format (pdf) transmission of a signature page will be considered an original signature page.  At the request of a party, the other party will confirm a fax- or pdf-transmitted signature page by delivering an original signature page to the requesting party.

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The Parties have caused this AMENDMENT TO THE SUB-ADVISORY AGREEMENT for the BRANDES INTERNATIONAL EQUITY FUND to be executed by their duly authorized officers as of the day and year first written above.

M FINANCIAL ADVISERS, INC. /s/ Daniel Byrne By: Daniel Byrne, President

Brandes Investment Partners, L.P. /s/ Adelaide Pund By: Adelaide Pund Its: Head of Compliance